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                                                                   EXHIBIT 2.1.4

                                                                  CONFORMED COPY

                                RESALE AGREEMENT

    This RESALE AGREEMENT (the "Agreement"), dated as of October 23, 1997, is entered into by and among CLEAR CHANNEL COMMUNICATIONS, INC., a Texas corporation ("Parent"), and DANIEL SIMON (the "Stockholder").

    WHEREAS, Parent, UH MERGER SUB, INC. ("Merger Sub") and UNIVERSAL OUTDOOR HOLDINGS, INC. (the "Company"), have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "Merger");

    WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of, and has the sole right to vote and dispose of the number of shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name on Schedule I attached hereto and, upon the consummation of the Merger will receive shares of common stock, par value $.10 per share, of Parent ("Common Stock");

    WHEREAS, Parent has requested Stockholder to agree to restrictions on buying or selling Common Stock or derivatives thereof prior to the consummation of the Merger in order to reduce volatility in the price of such Common Stock; and

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder is willing to agree, to the matters set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

    1.  RESTRICTIONS ON TRANSFER.

        1.1 RESTRICTIONS ON TRANSFER: POST-MERGER. The Stockholder hereby agrees that during the period beginning on the effective date of the Merger and ending on the earlier of (i) the date Stockholder is no longer an officer or director of Parent or any of its subsidiaries and (ii) two years following the effective date of the Merger Agreement, Stockholder will not, directly or indirectly, offer, sell, sell short or otherwise dispose of any shares of Common Stock or other capital stock of Parent, or any other securities convertible into, exchangeable or exercisable for Common Stock or other capital stock of Parent or derivative of Common Stock or other capital stock of Parent owned by the Stockholder, or request the registration for the offer or sale of any of the foregoing, provided that during such period the Stockholder (a) may sell up to $75,000,000 of Common Stock in accordance with applicable law and (b) may make Permitted Transfers. Any Permitted Transfer will require the execution and delivery of an instrument in form and substance satisfactory to Parent pursuant to which the transferee agrees to be bound by this Agreement. This restriction shall terminate if the Merger Agreement is terminated prior to its consummation.

        1.2 RESTRICTIONS ON ACTIVITIES: PRE-MERGER. The Stockholder agrees that during the period beginning on the date hereof and ending on the date the Merger Agreement is terminated in accordance with its terms or consummated, Stockholder will not, directly or indirectly, purchase, offer to purchase, sell, offer to sell, sell short or otherwise acquire or dispose of any shares of Common Stock or other capital stock of Parent, or any securities convertible into, exchangeable or exercisable for Common Stock or other capital stock of Parent or derivative of Common Stock or other capital stock of Parent.

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        1.3  CERTAIN EXCEPTIONS.  The restrictions set forth in Section 1.1 and
    Section 1.2 shall not apply to (i) Stockholder surrendering options exercisable for up to 180,000 shares of Company Common Stock to the Company,
    (ii) the grant by the Company of up to 180,000 options to purchase Company Common Stock or restricted stock to certain of its officers and (iii) the exchange of such options described in clause (ii) above for Common Stock or options to acquire Common Stock in the Merger.

    2.  OTHER RESTRICTIONS.  For so long as this Agreement is in effect;

        2.1 EFFORTS. The Stockholder agrees not to take any action that would have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement, other than any action permitted to be taken pursuant to the Merger Agreement.

        2.2 ADDITIONAL SHARES. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares or (ii) the Stockholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities convertible or exchangeable into shares of Common Stock, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder. The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Company Common Stock or other securities acquired by the Stockholder, if any, after the date hereof.

    3. LEGEND. The Stockholder shall surrender to the Company all certificates representing the Shares, and instruct the Company to place the following legend on such certificates:

        "The shares of capital stock represented by this certificate are subject to a Resale Agreement, dated as of October 23, 1997, by and among Clear Channel Communications, Inc. and Daniel Simon that among other things restricts the transfer of the shares represented by this certificate."

    4. SPECIFIC ENFORCEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy which may be available at law or in equity.

    5. CERTAIN EVENTS. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

    6. ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

    7. CONSIDERATION. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Parent.

    8. AMENDMENT. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    9. SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

    10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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    11.  GOVERNING LAW.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

    12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    13. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    14. CERTAIN DEFINITIONS. The following terms shall have the meanings set forth below:

        "Immediate Family" means the spouse of an individual and the parents, siblings and children (and children and spouses of any of the foregoing) of the individual or his or her spouse. An adopted child will be treated as the child of his or her adoptive parent or parents if (but only if) he or she was adopted before he or she reached 21 years of age.

        "Permitted Transfer" means any Transfer (a) with respect to a Stockholder who is an individual, to a member of the Immediate Family of the Stockholder or a trust whose sole beneficiaries are the Stockholder and/or members of the Immediate Family of the Stockholder, (b) with respect to a Stockholder that is a trust, to any beneficiary of the trust or any member of the Immediate Family of a beneficiary of the trust.

        "Transfer" means with respect to shares of Common Stock, any direct or indirect sale, transfer, or other disposition of shares of Common Stock.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Stockholder and a duly authorized officer of Parent on the day and year first written above.

                                CLEAR CHANNEL COMMUNICATIONS, INC.

                                By:               /s/ RANDALL MAYS
                                     -----------------------------------------
                                                 Name: Randall Mays
                                           TITLE: CHIEF FINANCIAL OFFICER

                                                /s/ DANIEL L. SIMON
                                     -----------------------------------------
                                                  Daniel L. Simon

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                                   SCHEDULE I

                                                                                                         SHARES
                                                                                                       ----------
Daniel Simon                                                                                            6,626,986

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